JOHN HANCOCK SOVEREIGN BOND FUND
(on behalf of John Hancock Bond Fund)
AMENDMENT TO ADVISORY AGREEMENT
     AMENDMENT made this 1st day of July, 2011, to the Advisory Agreement dated July 1, 2009 (the “Agreement”), between John Hancock Sovereign Bond Fund, a Massachusetts business trust, on behalf of its series, John Hancock Bond Fund, and John Hancock Advisers, LLC, a Delaware limited liability company. In consideration of the mutual covenants contained herein, the parties agree as follows:
1. CHANGE IN APPENDIX A
     Appendix A of the Agreement, which relates to Section 4 of the Agreement, “Compensation of Adviser,” is hereby amended to reflect the following fee schedule:

	Percentage of Average Daily Net Assets
	First	Next	Next	Next	Next
	$500	$500	$500	$500	$500	Excess
	million	million	million	million	million	over
	of	of	of	of	of	$2.5
	Average	Average	Average	Average	Average	billion of
	Daily	Daily	Daily	Daily	Daily	Average
	Net	Net	Net	Net	Net	Daily Net
Fund	Assets	Assets	Assets	Assets	Assets	Assets
John Hancock Bond Fund	0.500%	0.475%	0.450%	0.450%	0.400%	0.350%
2.	EFFECTIVE DATE
     This Amendment shall become effective as of the date first mentioned above.
3.	DEFINED TERMS
     Unless otherwise defined herein, capitalized terms used herein have the meanings specified in or pursuant to the Agreement.
4.	OTHER TERMS OF THE AGREEMENT
     Except as specifically amended hereby, all of the terms and conditions of the Agreement shall continue to be in full force and effect and shall be binding upon the parties in accordance with their respective terms.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.

JOHN HANCOCK SOVEREIGN BOND FUND,
on behalf of John Hancock Bond Fund

By:	/s/Andrew Arnott
Andrew Arnott
Senior Vice President and Chief Operating Officer

JOHN HANCOCK ADVISERS, LLC

By:	/s/Keith F. Hartstein
Keith F. Hartstein
President and Chief Executive Officer

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